FOR IMMEDIATE RELEASE

January 29, 2010

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS SECOND QUARTER 2010 OPERATING RESULTS

Fairfield, New Jersey, January 29, 2010 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended December 31, 2009 of $1,841,000, or $0.03 per diluted share. The results represent an increase of $746,000 compared to net income of $1,095,000, or $0.02 per diluted share, for the quarter ended September 30, 2009 and a decrease of $397,000 compared to net income of $2,238,000, or $0.03 per diluted share, for the quarter ended December 31, 2008.

The Company attributes the increase in net income between linked quarters to two primary factors, specifically an increase in net interest income and, to a lesser extent, a decrease in the provision for loan loss. Partially offsetting these factors was an increase in noninterest expense. In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

The decrease in net income between the quarters ended December 31, 2009 and December 31, 2008 resulted primarily from increases in the provision for loan loss and noninterest expense which were exacerbated by a decrease in noninterest income. Partially offsetting these factors was an increase in net interest income. In total, these factors resulted in an overall decrease in pre-tax income and the provision for income taxes.

The Company reported net income of $2,936,000 or $0.04 per diluted share for the six months ended December 31, 2009 representing a decrease of $1,038,000 compared to net income of $3,974,000 or $0.06 per diluted share for the six months ended December 31, 2008. The decrease in net income for the six-month period was attributable to the same factors as the year-over-year decline in quarterly net income.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At December 31, 2009, Kearny Financial Corp. had total assets of $2.20 billion which included net loans receivable of $1.02 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $815.9 million. As of that same date, deposits and borrowings totaled $1.50 billion and $210.0 million, respectively, while stockholders’ equity totaled $480.5 million or 21.8% of total assets.

The following is an overview of the Company’s financial results for the quarter ended December 31, 2009:

Net Interest Income

Net interest income during the quarter ended December 31, 2009 was $14.4 million, an increase of $1.1 million compared to net interest income of $13.3 million during the quarter ended September 30, 2009 and an increase of $723,000 compared to net interest income of $13.7 million during the quarter ended December 31, 2008. The Company’s net interest margin increased by 17 basis points to 2.91% for the quarter ended December 31, 2009 from 2.74% during the prior linked quarter ended September 30, 2009. The net interest margin was unchanged from 2.91% for the same quarter one year earlier ended December 31, 2008.

The increase in net interest income and net interest margin between linked quarters resulted from an increase in interest income augmented by a concurrent decrease in interest expense. The increase in interest income was primarily attributable to an increase in the average balance of investment securities offset by a reduction in the average balance of comparatively lower yielding other interest-earning assets. This change was primarily attributable to the Company reinvesting a portion of its excess liquidity into investment securities near the end of the prior quarter ended September 30, 2009. The lower interest expense during the current quarter reflected a continued decline in the cost of deposits resulting primarily from the continued downward repricing of certificates of deposit.

The increase in net interest income for the year-over-year comparative quarters ended December 31, 2009 and December 31, 2008 resulted from a decrease in interest expense that outpaced a concurrent decrease in interest income. The decrease in interest expense was generally attributable to the same factors noted in the linked period comparison. However, the impact of the downward repricing of certificates was partially offset by growth in the average balance of all interest-bearing deposit types. The decrease in interest income was largely attributable to declines in the overall yield on most interest-earning asset types. That decline was particularly highlighted in the reduction in the yield on other interest-earning assets which reflected the sharp decline in short term, market interest rates to historical lows. The impact of the reduction in the yield on the Company’s interest-earning assets was partially offset by the overall growth in their average balances.

More specifically, total interest income increased $499,000 to $23.7 million during the quarter ended December 31, 2009 compared to $23.2 million during the quarter ended September 30, 2009. However, total interest income decreased $1.2 million compared to $24.9 million during the quarter ended December 31, 2008. Total interest expense decreased $640,000 to $9.3 million during the quarter ended December 31, 2009 compared to $9.9 million during the quarter ended September 30, 2009 and decreased $1.9 million compared to $11.2 million during the quarter ended December 31, 2008.

Interest income from loans decreased $140,000 to $14.7 million during the quarter ended December 31, 2009 compared to $14.9 million during the quarter ended September 30, 2009. By comparison, interest income on loans decreased $706,000 during the quarter ended December 31, 2009 compared to $15.4 million during the quarter ended December 31, 2008. The decrease in interest income on loans between both comparative periods resulted from decreases in both the average balance and average yield of the related assets. During the quarter ended December 31, 2009, average loans receivable were $1.04 billion with an average yield of 5.65%. By comparison, during the quarters ended September 30, 2009 and December 31, 2008, average loans receivable were $1.05 billion and $1.09 billion, respectively; with average yields of 5.67% and 5.69%, respectively.

The Bank continued to experience a reduction in the aggregate outstanding balance of residential first mortgages, home equity loans and home equity lines of credit, whose combined average outstanding balances declined $12.3 million to $802.4 million between the quarters ended September 30, 2009 and December 31, 2009 due primarily to continuing depressed residential loan demand. By contrast, average commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans increased $3.6 million in aggregate to $221.1 million over the same period reflecting the Company’s long-term expanded strategic emphasis in commercial lending coupled with a continuing favorable pricing environment for these loans.

Interest income from mortgage-backed securities increased $260,000 to $8.1 million during the quarter ended December 31, 2009 from $7.8 million during the quarter ended September 30, 2009. However, interest income from mortgage-backed securities decreased $809,000 compared to $8.9 million during the quarter ended December 31, 2008. The increase in interest income between linked periods was primarily attributable to an increase in the average balance of mortgage-backed securities that was partially offset by a decline in their average yield. By contrast, the decline in interest income between the year-over-year comparative quarters resulted from a decrease in the average yield of mortgage-backed securities that was only partially offset by a smaller comparative increase in their average balance. During the quarter ended December 31, 2009, average mortgage-backed securities, excluding net unrealized gains, were $706.1 million with an average yield of 4.58%. By comparison, during the quarters ended September 30, 2009 and December 31, 2008, the average balance of mortgage-backed securities was $655.8 million and $697.9 million, respectively; with average yields of 4.78% and 5.10%, respectively. The average yield has been decreasing due to the repayment of higher coupon mortgage loans underlying the securities coupled with the effect of the Company reinvesting incoming cash flows into securities whose comparatively lower yields reflect the overall decline in market interest rates.

Interest income from non-mortgage-backed securities increased $394,000 to $612,000 during the quarter ended December 31, 2009 compared to $218,000 during the quarter ended September 30, 2009 and increased $324,000 from $288,000 during the quarter ended December 31, 2008. The increase in interest income between the linked periods resulted from increases in both the average balance and average yield of non-mortgage-backed securities. By comparison, the increase in interest income between the year-over-year comparative quarters resulted from an increase in the average balance of non-mortgage-backed securities that was partially offset by a decrease in their average yields. During the quarter ended December 31, 2009, average non-mortgage-backed securities totaled $71.6 million with an average yield of 3.42%. By comparison, during the quarters ended September 30, 2009 and December 31, 2008, the average balance of non-mortgage-backed securities totaled $32.2 million and $32.1 million, respectively, with average yields of 2.71% and 3.58%, respectively.

Interest income from other interest-earning assets, comprised primarily of interest-earning cash and cash equivalents, decreased $15,000 to $215,000 during the quarter ended December 31, 2009 compared to $230,000 during the quarter ended September 30, 2009 and decreased $71,000 from $286,000 for the quarter ended December 31, 2008. The decrease in interest income between the linked periods resulted from a decrease in the average balance of other interest-earning assets that was partially offset by an increase in their average yield. By comparison, the decrease in interest income between the year-over-year comparative quarters resulted from a decline in the average yield on other interest-earning assets that was partially offset by an increase in their average balance. During the quarter ended December 31, 2009, the average balance of other interest-earning assets totaled $159.8 million with an average yield of 0.54%. By comparison, during the quarters ended September 30, 2009 and December 31, 2008, the average balance of other interest-earning assets totaled $196.9 million and $66.0 million, respectively, with average yields of 0.47% and 1.73%, respectively.

Interest expense attributed to deposits decreased $640,000 to $7.2 million during the quarter ended December 31, 2009 from $7.8 million during the quarter ended September 30, 2009 and decreased $1.9 million compared to $9.1 million during the quarter ended December 31, 2008. The decline in interest expense between both sets of comparative quarters resulted from decreases in the average cost of interest-bearing deposits, partially offset by comparative increases in their average balances.

Management continued to adhere to a disciplined deposit pricing policy during the reporting period. Nevertheless, the Bank continued to experience deposit inflows between the linked quarters. During the quarter ended December 31, 2009, average interest-bearing deposits were $1.42 billion with an average cost of 2.02%. By comparison, during the quarters ended September 30, 2009 and December 31, 2008, average interest-bearing deposits were $1.39 billion and $1.29 billion, respectively, with average costs of 2.25% and 2.81%, respectively. The decrease in the cost of deposits over the comparative quarters was attributed primarily to decreases in the average cost of certificates of deposit, which decreased to 2.53% during the current quarter compared to 2.86% during the linked quarter and 3.65% during the same quarter one year earlier.

Finally, interest expense attributed to Federal Home Loan Bank (“FHLB”) advances was unchanged at $2.1 million during the quarters ended December 31, 2009 and September 30, 2009 and decreased $101,000 compared to $2.2 million during the quarter ended December 31, 2008. During both quarters ended December 31, 2009 and September 30, 2009, the average balance of FHLB advances were $210.0 million with an average cost of 3.95%. By comparison, during the quarter ended December 31, 2008, average advances were $217.7 million with average cost of 4.00%.

Provision for Loan Losses

The provision for loan losses totaled $605,000 during the quarter ended December 31, 2009 compared to provisions of $858,000 for the linked quarter ended September 30, 2009 and $109,000 for the prior year quarter ended December 31, 2008. The provision in the current period continued to reflect required net increases to the allowance for additional estimated specific losses on several impaired mortgage loans on residential properties located in New Jersey. All such loans were originated by Countrywide Home Loans, Inc. (“Countrywide”) and purchased by the Bank during prior years. The provision also reflected changes to balances of general valuation allowances attributable to the application of historical and environmental loss factors to the remaining non-impaired portion of the loan portfolio in accordance with the Company’s allowance for loan loss calculation methodology. Further discussion of the allowance for loan losses is presented in the Loans and Credit Quality section below.

Noninterest Income

Noninterest income attributed to fees, service charges and miscellaneous income, including REO operations, decreased $48,000 to $570,000 during the quarter ended December 31, 2009 from $618,000 during the quarter ended September 30, 2009 while decreasing $166,000 from $736,000 during the quarter ended December 31, 2008. The decrease in noninterest income between the linked periods was attributable, in part, to a decline in deposit and branch-related fees and charges coupled with net REO expenses recorded during the current quarter with no such expenses recognized during the earlier comparative quarter. The decline in noninterest income between the quarters ended December 31, 2009 and December 31, 2008 was partly attributable to those same factors. However, the year-over-year reductions in those same categories were exacerbated by comparative declines in income from the Bank’s official check clearing agent. The clearing agent is no longer able to compensate its clients at a meaningful level for use of the float on official checks due to significant losses and reduced yields in its investment securities portfolio. Additionally, miscellaneous income during the earlier comparative quarter ended December 31, 2008 included the recognition of a $132,000 gain on sale of deposits with no such income recognized during the current quarter.

Net losses on investment securities recorded against noninterest income during the quarter ended December 31, 2009 totaled $55,000 and were attributable to a non-cash, pre-tax charge to earnings resulting from additional other-than-temporary impairment in the value of certain non-agency collateralized mortgage obligations in the Bank’s held to maturity securities portfolio. These securities were originally acquired upon the in-kind redemption of the Bank’s interest in the AMF Ultra Short Mortgage Fund (“AMF Fund”) during the quarter ended September 30, 2008. During the prior linked quarter ended September 30, 2009, the Company recorded net losses attributable to additional other-than-temporary impairments of value totaling $98,000 attributable to these same securities. No other-than-temporary impairment losses on securities were recorded during the quarter ended December 31, 2008.

Noninterest Expense

Noninterest expense increased $154,000 to $11.2 million during the quarter ended December 31, 2009 from $11.0 million during the quarter ended September 30, 2009 and increased $618,000 compared to $10.6 million during the quarter ended December 31, 2008. The increase in noninterest expense between linked quarters was largely attributable to an increase in federal deposit insurance premium expense with lesser increases and decreases in other noninterest expense categories combining to partially offset the increase in deposit insurance expense.

Increases in federal deposit insurance premium expense also contributed to the increase in noninterest expense between the quarters ended December 31, 2009 and December 31, 2008 which also reflected increases in compensation expense. As above, lesser increases and decreases in other noninterest expense categories combined to partially offset the year-over-year increases in deposit insurance and compensation expenses.

More specifically, federal deposit insurance premium expense increased $236,000 to $393,000 during the quarter ended December 31, 2009 from $157,000 during the quarter ended September 30, 2009. The increase in deposit insurance expense was attributable, in part, to an increase in the assessment rate charged by the Federal Deposit Insurance Corporation (“the FDIC”) on the balance of insurable deposits held by the Bank. However, the comparative increase in FDIC insurance premium expense between the linked periods also reflects the absence in the current period of certain adjustments to the related expense accrual that had reduced the expense during the earlier comparative period to reflect the revised premium assessment calculation methodology.

Federal deposit insurance premium expense increased by approximately $281,000 between the quarters ended December 31, 2009 and December 31, 2008. As noted above, the increase was attributable to the comparative increase in the regular quarterly assessment rate coupled with the effect of the year-over-year growth in the balance of insurable deposits held by the Bank.

Employee compensation-related expenses increased by approximately $452,000 between the quarters ended December 31, 2009 and 2008. Such increases reflected additional costs associated with staff augmentation attributable, in part, to branch expansion. More generally, however, the increase in expense also reflects the increase in compensation-related costs attributable to annual increases in wages and salaries of existing staff and overall increases to benefits costs including employee health care benefits. The increase in year-over-year compensation expense also reflects an actuarial adjustment that reduced pension expense in the earlier comparative period for which a lesser reduction in expense was recorded during the current period.

Provision for Income Taxes

The provision for income taxes during the quarter ended December 31, 2009 was $1.3 million compared to $803,000 during the quarter ended September 30, 2009 and $1.5 million during the quarter ended December 31, 2008. The change in income taxes between both sets of comparative quarters was primarily attributable to the comparative increase or decrease in pre-tax income. The Company’s effective tax rates during the quarters ended December 31, 2009, September 30, 2009 and December 31, 2008 were 41.2%, 42.3% and 40.2%, respectively.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, increased $80.9 million to $202.5 million at December 31, 2009 from $121.6 million at September 30, 2009. Several factors contributed to the reported increase in short term, liquid assets including continued net deposit growth, despite the continuation of the Bank’s disciplined approach to deposit pricing during the quarter. Cash inflows from deposit growth were augmented by net reductions in the loan and mortgage-backed securities portfolio as asset repayments outpaced new originations and purchases. Notwithstanding its improvement during the current quarter, the Company’s net interest margin has generally come under pressure during recent quarters as the growing balance of interest-earning deposits reflects the decline in short term market interest rates to historical lows of 0.00% to 0.25%.

Coupled with the related activity from the prior quarter ended September 30, 2009, the balance of the Company’s cash and cash equivalents has decreased approximately $9.0 million from $211.5 million at the end of the prior year ended June 30, 2009.

Loans and Credit Quality

Loans receivable, excluding deferred fees and costs and the allowance for loan losses, decreased $30.5 million to $1.03 billion at December 31, 2009 from $1.06 billion at September 30, 2009. The reductions in the loan portfolio continue to reflect diminished loan demand by qualified borrowers coupled with aggressive pricing in the marketplace for certain loan products. These factors impacted the Company’s one-to-four family mortgage loan portfolio, in particular, which declined $31.4 million to $785.2 million at December 31, 2009 from $816.6 million at September 30, 2009. Aggregate growth in the remaining loan categories, including commercial real estate, construction, business and consumer loans, totaled $811,000. Loan originations for the three months ended December 31, 2009 decreased $27.9 million to $31.3 million from $59.2 million for the quarter ended September 30, 2009 while purchases of loans from other originators declined from $20.7 million to zero for the same comparative periods.

Coupled with the related activity from the prior quarter ended September 30, 2009, the balance of the Company’s loans receivable, excluding deferred fees and costs and the allowance for loan losses, has decreased approximately $16.3 million from $1.04 billion at the end of the prior year ended June 30, 2009.

At December 31, 2009, non-performing assets totaled $19.8 million or 0.90% of total assets and comprised 51 nonperforming loans totaling $19.4 million, or 1.88% of total loans, plus three real estate owned (“REO”) properties totaling $390,000. By comparison, at September 30, 2009 non-performing assets totaled $20.5 million or 0.95% of total assets and comprised 56 nonperforming loans totaling $19.9 million, or 1.87% of total loans, plus four REO properties totaling $652,000.

Loans reported as nonperforming loans at December 31, 2009 include 25 mortgage loans totaling $11.4 million on residential properties located in New Jersey originally acquired from Countrywide. At December 31, 2009, the Bank owned a total of 192 residential mortgage loans with an aggregate outstanding balance of $97.4 million that were originally acquired from Countrywide and continue to be serviced by their acquirer, Bank of America through its subsidiary, BAC Home Loans Servicing, LP. Of these loans, an additional 11 loans totaling $4.4 million are 30-89 days past due and are in various stages of collection.

Coupled with the related activity from the prior quarter ended September 30, 2009, the balance of the Company’s nonperforming assets has increased approximately $6.5 million from $13.3 million or 0.62% of total assets at the end of the prior year ended June 30, 2009.

Charge offs, net of recoveries, against the allowance for loan loss during the current quarter ended December 31, 2009 totaled $41,000 and related to writing down the value of one loan to the fair value of its associated real estate collateral at foreclosure. By comparison, charge-offs against the allowance for loan loss during the prior quarter ended September 30, 2009 totaled $482,000 including $384,000 in charge offs to write down the value of two loans at foreclosure and $98,000 in charge offs associated with two troubled debt restructurings. Recoveries of prior charge offs were negligible during the two linked quarters. The allowance for loan losses as a percentage of total loans outstanding was 0.72% at December 31, 2009 compared with 0.64% at September 30, 2009 reflecting total allowances of $7.4 million and $6.8 million, respectively, at the close of each quarter.

Coupled with the related activity from the prior quarter ended September 30, 2009, the balance of the Company’s allowance for loan losses has increased by $940,000 from $6.4 million or 0.62% of total loans at June 30, 2009.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, decreased $31.5 million to $717.7 million at December 31, 2009 from $749.2 million at September 30, 2009. The net decrease primarily resulted from continued principal repayments totaling approximately $36.7 million coupled with reductions in the unrealized gain within the portfolio of $3.4 million to $20.9 million at December 31, 2009. Partially offsetting these decreases in the portfolio were purchases of mortgage-backed securities totaling $8.6 million all of which represent issues eligible to meet the Community Reinvestment Act investment test. Based on its evaluation, management concluded that no other-than-temporary impairment was present within this segment of the investment portfolio at December 31, 2009.

Mortgage-backed securities held to maturity decreased $134,000 to $3.7 million at December 31, 2009 from $3.8 million at September 30, 2009. The reduction was primarily attributable to principal repayments net of adjustments for other-than-temporary impairments in the value of certain non-agency collateralized mortgage obligations in the portfolio. Such adjustments reflect additions to valuations for newly identified other-than-temporary impairments offset by the accretion of previously recognized impairments. At December 31, 2009, an analysis of the non-agency collateralized mortgage obligations resulted in the conclusion that securities having an aggregate amortized cost, adjusted for prior impairment charges, of $579,000 were other-than-temporarily impaired by an additional $65,000. Of this impairment, $55,000 was determined to be credit-related, and therefore recognized through earnings, while $10,000 was determined to be noncredit-related and therefore recognized through other comprehensive income. At December 31, 2009, the Company’s non-agency collateralized mortgage obligations have a total book value, net of other-than-temporary impairment charges, of $2.0 million and a total fair value of $1.8 million with the difference attributed to temporary impairments of value. The remainder of the held to maturity mortgage-backed securities portfolio is comprised of government agency mortgage pass-through securities and collateralized mortgage obligations that were not other-than-temporarily impaired based upon management’s evaluation at December 31, 2009.

Coupled with the related activity from the prior quarter ended September 30, 2009, the combined balances of the Company’s mortgage-backed securities portfolios totaling $721.3 million at December 31,

2009 have increased approximately $33.2 million from $688.1 million at the end of the prior year ended June 30, 2009.

Non-mortgage-backed securities classified as available for sale decreased by $92,000 to $29.5 million at December 31, 2009 from $29.6 million at September 30, 2009. The decrease in the portfolio was primarily attributable to principal repayments partially offset by an increase in the fair value of the portfolio. The net unrealized loss for this portfolio was reduced to $1.7 million at December 31, 2009 from $1.9 million as of September 30, 2009. Non-mortgage-backed securities classified as held to maturity increased by $15.0 million to $65.0 million at December 31, 2009 from $50.0 million at September 30, 2009. The increase in the portfolio was fully attributable to the purchase of agency debentures during the quarter. Based on its evaluation, management has concluded that no other-than-temporary impairment is present within either segment of the non-mortgage backed securities portfolio at December 31, 2009.

Coupled with the related activity from the prior quarter ended September 30, 2009, the combined balances of the Company’s non-mortgage-backed securities portfolios totaling $94.5 million at December 31, 2009 have increased approximately $66.5 million from $28.0 million at the end of the prior year ended June 30, 2009.

Deposits

Deposits increased $41.0 million to $1.50 billion at December 31, 2009 from $1.46 billion at September 30, 2009. As noted earlier, management continued to adhere to a disciplined deposit pricing policy during the reporting period. Nevertheless, growth was reported across all categories of deposits. For the quarter ended December 31, 2009, interest-bearing demand deposits increased $24.9 million to $199.3 million, savings deposits increased $11.3 million to $316.1 million, certificates of deposit increased $4.5 million to $925.6 million and non-interest-bearing demand deposits increased $329,000 to $56.0 million. In general, depositors have been lengthening the maturities of their certificates of deposit, particularly by transferring maturing accounts to 24-month and 36-month certificates of deposit in order to improve the yield.

Coupled with the related activity from the prior quarter ended September 30, 2009, the balance of the Company’s deposits has increased approximately $75.8 million from $1.42 billion at the end of the prior year ended June 30, 2009. The growth in deposits during the six months ended December 31, 2009 included an increase in the balance of non-interest-bearing deposits totaling $4.8 million coupled with an increase in interest-bearing deposits of $71.0 million.

Federal Home Loan Bank Advances

As a result of the Bank’s strong liquidity position, there were no additional borrowings drawn during the quarters ended December 31, 2009 and September 30, 2009. Moreover, no borrowings matured during those same periods. Consequently, the balance of FHLB advances remained unchanged at $210.0 million at December 31, 2009 from the prior quarter ended September 30, 2009 and the prior fiscal year ended June 30, 2009.

Stockholders’ Equity and Capital Management

During the quarter ended December 31, 2009, stockholders’ equity decreased $1.5 million to $480.5 million from $482.0 million at September 30, 2009. The decrease was attributable, in part, to a $1.8 million decrease in accumulated other comprehensive income resulting primarily from a decline in the unrealized gain on the available for sale securities portfolios. Also contributing to the decrease in stockholders’ equity was a $1.8 million increase in treasury stock resulting from the repurchase of 176,700 shares of the Company’s common stock as well as a $1.1 million cash dividend to shareholders. Partially offsetting these reductions were increases to stockholders’ equity including net income of $1.8 million, increases to paid-in-capital totaling $1.0 million attributable primarily to benefit plan related adjustments and $364,000 of Employee Stock Ownership Plan shares earned.

At December 31 2009, the Company’s total equity to asset ratio was 21.8% while the equity to assets ratio of the Bank was 20.9%. As of that same date, the Bank’s ratio of tangible equity to tangible assets was 17.45% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets were 37.91% and 38.39%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	December 31,	September 30,	June 30,
	2009	2009	2009
Selected Balance Sheet Data:
Assets	$2,203,237	$2,164,649	$2,124,921
Cash and cash equivalents	202,520	121,605	211,525
Securities available for sale	29,541	29,633	28,027
Securities held to maturity	65,000	50,000	0
Net loans receivable	1,021,705	1,052,859	1,039,413
Mortgage-backed securities available for sale	717,654	749,166	683,785
Mortgage-backed securities held to maturity	3,677	3,811	4,321
Goodwill	82,263	82,263	82,263
Deposits	1,497,021	1,456,005	1,421,201
Federal Home Loan Bank advances	210,000	210,000	210,000
Total stockholders’ equity	480,486	481,957	476,720
Consolidated Capital Ratios:
Equity to assets at period end	21.81%	22.26%	22.43%
Tangible equity to tangible assets at period end (1)	18.43%	18.79%	18.98%
Share Data:
Outstanding shares	68,978,300	69,155,000	69,241,600
Closing price as reported by NASDAQ	$10.07	$10.42	$11.44
Book value per share	$6.97	$6.97	$6.88
Tangible book value per share (1)	$5.62	$5.60	$5.58
Asset Quality Ratios:
Non-performing loans to total loans	1.88%	1.87%	1.26%
Non-performing assets to total assets	0.90%	0.95%	0.62%
Allowance for loan losses to total loans	0.72%	0.64%	0.62%
Allowance for loan losses to non-performing loans	38.02%	34.29%	48.92%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill,

core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Summary of Operations:
Interest income	$23,655	$23,156	$24,917	$46,811	$50,077
Interest expense	9,263	9,903	11,248	19,166	23,165
Net interest income	14,392	13,253	13,669	27,645	26,912
Provision for loan losses	605	858	109	1,463	109
Net interest income after provision for loan losses	13,787	12,395	13,560	26,182	26,803
Non-interest income, excluding loss on securities	570	618	736	1,188	1,459
Loss on securities	(55)	(98)	0	(153)	(415)
Non-interest expense	11,171	11,017	10,553	22,188	21,171
Income before taxes	3,131	1,898	3,743	5,029	6,676
Provision for income taxes	1,290	803	1,505	2,093	2,702
Net income	$1,841	$1,095	$2,238	$2,936	$3,974
Per Share Data:
Net income per share - basic	$0.03	$0.02	$0.03	$0.04	$0.06
Net income per share - diluted	$0.03	$0.02	$0.03	$0.04	$0.06
Weighted average number of common shares
outstanding - basic	68,015	68,074	68,829	68,045	69,017
Weighted average number of common shares
outstanding - diluted	68,015	68,074	68,829	68,045	69,017
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.10	$0.10
Dividend payout ratio (2)	62.09%	77.81%	39.14%	67.95%	44.89%

\(1)   Represents dividends declared per common share.
(2)    Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Average Balances:
Loans receivable	$1,043,412	$1,050,538	$1,085,396	$1,046,975	$1,068,078
Mortgage-backed securities:
Mortgage pass-through securities	701,664	651,135	692,776	676,399	705,657
Collateralized mortgage obligations	4,426	4,626	5,140	4,526	2,768
Total mortgage-backed securities	706,090	655,761	697,916	680,925	708,425
Non-mortgage-backed securities:
Tax exempt securities	18,153	18,167	18,194	18,160	18,199
Taxable securities	53,429	13,996	13,945	33,713	17,693
Total non-mortgage-backed securities	71,582	32,163	32,139	51,873	35,892
Other interest-earning assets	159,778	196,865	66,015	178,322	87,990
Total interest earning assets	1,980,862	1,935,327	1,881,466	1,958,095	1,900,385
Non-interest-earning assets	207,936	217,270	162,973	212,085	157,030
Total assets	$2,188,798	$2,152,597	$2,044,439	$2,170,180	$2,057,415
Interest-bearing deposits
Interest-bearing checking	185,909	171,051	154,559	178,480	154,552
Savings and clubs	310,043	304,237	289,843	307,140	293,197
Certificates of deposit	926,123	917,429	845,266	921,776	852,424
Total interest-bearing deposits	$1,422,075	$1,392,717	$1,289,668	$1,407,396	$1,300,173
Federal Home Loan Bank advances	210,000	210,000	217,685	210,000	217,842
Total interest-bearing liabilities	1,632,075	1,602,717	1,507,353	1,617,396	1,518,015
Non-interest-bearing liabilities	75,558	74,215	66,917	74,369	68,960
Stockholders’ equity	481,165	475,665	470,169	478,415	470,440
Total liabilities and stockholders’ equity	$2,188,798	$2,152,597	$2,044,439	$2,170,180	$2,057,415
Average interest-earning assets to average
interest-bearing liabilities	121.37%	120.75%	124.82%	121.06%	125.19%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Performance ratios:
Yield on average:
Loans receivable	5.65%	5.67%	5.69%	5.66%	5.72%
Mortgage-backed securities:
Mortgage pass-through securities	4.56%	4.76%	5.09%	4.66%	5.06%
Collateralized mortgage obligations	7.59%	7.44%	7.07%	7.51%	12.69%
Total mortgage-backed securities	4.58%	4.78%	5.10%	4.68%	5.09%
Non-mortgage-backed securities:
Tax exempt securities	3.48%	3.48%	3.49%	3.48%	3.49%
Taxable securities	3.40%	1.70%	3.71%	3.05%	2.89%
Total non-mortgage-backed securities	3.42%	2.71%	3.58%	3.20%	3.19%
Other interest-earning assets	0.54%	0.47%	1.73%	0.50%	2.13%
Total interest-earning assets	4.78%	4.79%	5.30%	4.78%	5.27%
Cost of average:
Interest-bearing checking	1.15%	1.13%	1.50%	1.14%	1.49%
Savings and clubs	1.04%	1.04%	1.06%	1.04%	1.06%
Certificates of deposit	2.53%	2.86%	3.65%	2.69%	3.78%
Interest-bearing deposits	2.02%	2.25%	2.81%	2.13%	2.89%
Federal Home Loan Bank advances	3.95%	3.95%	4.00%	3.95%	4.00%
Total interest-bearing liabilities	2.27%	2.47%	2.98%	2.37%	3.05%
Net interest rate spread (1)	2.51%	2.32%	2.32%	2.41%	2.22%
Net interest margin (2)	2.91%	2.74%	2.91%	2.82%	2.83%
Non-interest income to average assets	0.09%	0.10%	0.14%	0.10%	0.10%
Non-interest expense to average assets	2.04%	2.05%	2.06%	2.04%	2.06%
Efficiency ratio	74.93%	79.99%	73.26%	77.36%	75.73%
Return on average assets	0.34%	0.20%	0.44%	0.27%	0.39%
Return on average equity	1.53%	0.92%	1.90%	1.23%	1.69%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.